Exhibit 10.6

April 13, 2011

Jonathan W. Trutter

c/o Deerfield Capital Management LLC

6250 North River Road, 12th Floor

Rosemont, Illinois 60018

RE: Retention Agreement

Dear Jonathan:

Due to your valuable contribution to Deerfield Capital Management LLC (the “Company”) as Chief Executive Officer and your ongoing post merger role as an employee of the Company serving as Vice Chairman of the board of directors of Deerfield Capital Corp. (“DFR”) and Chairman of the Investment Policy Committee, the board of directors of DFR has decided to include you in a retention program to provide you with certain assurances regarding your cash compensation for the Company’s 2011 fiscal year. In accordance with the foregoing, provided that the closing date of the merger contemplated by the Agreement and Plan of Merger of DFR with CIFC dated December 21, 2010 (“Closing Date”) occurs by April 30, 2011, the Company hereby guarantees the following:

1.             Your base salary will be no less than $250,000 per annum, effective as of the Closing Date, and will be paid in cash pursuant to the Company’s standard payroll policies and procedures;

2.             The Company will pay you a bonus relating to the Company’s 2011 fiscal year of no less than $250,000 (your “Guaranteed Minimum Retention Bonus”) in cash in accordance with the Company’s standard bonus payment policies as soon as reasonably practicable following December 31, 2011, provided that you are continuously employed by the Company through December 31, 2011;

Paragraphs 1 and 2 above will renew for an additional 12 month term unless notice of non-renewal is given by either party at least 30 days prior to December 31 of each year.

3.             The Company will pay you a one-time retention bonus of $200,000 in cash on the Closing Date, in accordance with the Company’s standard payroll policies and procedures; and

4.             If your employment with the Company is terminated without “Cause” (as defined in Appendix A) prior to the payment of your Guaranteed Minimum Retention Bonus as set forth in 2 above, you will receive, in cash, within 10 days of your termination date and to the extent not theretofore paid, (i) your Guaranteed Minimum Retention Bonus and (ii) your base salary through December 31, 2011.

The Company acknowledges that this agreement represents a reduction in your historical compensation.  Accordingly, you will be subject to a reduced workload, hours and will have greater flexibility in arranging your work schedule.  You will work at the direction of DFR’s board of directors and the CEO.  Principal engagements will be assigned at the direction of the board of directors.

During your continued employment with the Company, you agree to use your best efforts to assist with the post merger transition and integration of the companies.  In addition, you agree to reasonably cooperate and assist the Company in maintaining compliance with existing “Key Man” provisions and in the transitioning of certain operations to any new “Key Man,” as identified and designated by the Company during the period of your employment with the Company or affiliates and/or at the time of termination of your employment and for a transition period of up to ninety days thereafter.  Following the ninety day transition period, you agree to use your best efforts to be reasonably available to cooperate with respect to continuing transition issues, at the request of the Company.

This agreement shall cease to be effective if the Closing Date has not occurred by April 30, 2011. The payments set forth in paragraphs 1 through 4 above will be subject to standard payroll withholding. You shall continue to be employed with the Company on an at-will basis during and after the periods contemplated by this agreement.  You shall continue to be eligible to receive severance payments from the Company in accordance with the Company’s Severance Policy for employees whose employment is terminated without cause, in accordance with such program’s terms as in effect on the Closing Date.

This agreement shall supersede all previous employment agreements between you and the Company and such agreements’ terms shall cease to be effective immediately upon the effective date of this agreement, except for (i) the terms in sections 4 through 7 of your employment agreement dated June 26, 2004, and (ii) the terms in section 6 of the amendment to your employment agreement dated May 11, 2009.

This agreement is binding upon the Company and its successors and assigns. You agree not to discuss or disclose any of the terms of this agreement, except with or to your immediate family, attorney, financial advisor or tax preparer or as required by law. This agreement is not an agreement of employment, and confers on you only those rights expressly granted herein.

Thank you for your loyalty and hard work, and we look forward to building the business together.

Sincerely,

Deerfield Capital Management LLC

[signature page follows]

/s/ Peter Gleysteen
Name: Peter Gleysteen
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Jonathan W. Trutter
Name: Jonathan W. Trutter
Date: 4/13/2011

Appendix A

For purposes of this agreement, “Cause” means:

(1) Your commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(2) The commission of any act of fraud or gross negligence in the course of your employment hereunder or any other action by you, in either case that is determined to be materially detrimental to the Company, DFR or any of their affiliates (which determination, in the case of gross negligence or such other action, shall be made by the DFR board of directors in its reasonable discretion).